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                                                                                                                   Exhibit 12.2


Newmont Mining Corporation
Computation of Ratio of Earnings to Fixed Charges
  (Amounts in thousands except ratio)
  (Unaudited)

                                                                            For the Year Ended December 31,
                                                         ---------------------------------------------------------------------
                                                            2001           2000           1999          1998           1997
                                                            ----           ----           ----          ----           ----
Earnings:
  Income (loss) before income taxes and                  $(109,077)     $ (71,173)     $  18,839     $(662,286)     $  44,677
  cumulative effect of changes in accounting
  principles
  Adjustments:
    Net interest expense (1)                                86,415         94,567         77,654        96,618         90,967
    Amortization of capitalized interest                     7,362          8,793          4,886         4,435          3,221
    Portion of rental expense representative of              2,747          2,936          2,914         4,361          3,849
    interest
    Undistributed income (loss) of affiliate                32,981         (9,923)       (91,627)     (105,932)           200
    Minority interest of majority owned subs                65,849         91,170         40,691        71,272         73,738
                                                          ---------     ----------     ----------    ----------     ----------
                                                          $ 86,277      $ 116,370      $  53,357     $(591,532)     $  216,652
                                                          =========     ==========     ==========    ==========     ===========

Fixed Charges:
    Net interest expense (1)                              $ 86,415      $  94,567      $  77,654        96,618      $  90,967
    Capitalized interest                                    10,633          5,534         23,345        13,720         20,104
    Portion of rental expense representative
    of interest                                              2,747          2,936          2,914         4,361          3,849
                                                          ---------    -----------     ----------    ----------    -----------
                                                          $ 99,795     $  103,037      $ 103,913     $  114,699    $  114,920
                                                          =========    ===========      =========    ===========   ===========

Ratio of earnings to fixed charges                             0.9            1.1            0.5           (5.2)          1.9

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(1)  Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
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